Exhibit 10.1

Weight Watchers International

675 Ave. of the Americas

New York, NY 10010

September 30, 2013

Dear Lesya:

I am delighted to confirm Weight Watchers International’s offer of employment to you for the position of President, North America reporting to Jim Chambers, Chief Executive Officer. We are extremely excited to have you on our team and are looking forward to a fun and fruitful collaboration over the next years.

The details of your initial compensation and benefits package are attached. To indicate your acceptance of the offer, please sign and date the enclosed acceptance letter and forward to me at your earliest convenience.

You are joining the company at a very exciting stage of our transformation. We anticipate that your unique capabilities and experience will play a critical role in our efforts as we strive to achieve and exceed our growth goals going forward. On behalf of the entire team at Weight Watchers International, welcome aboard!

Kind regards,

/s/ Ann R. Hollins
Ann R. Hollins
Chief Human Resources Officer

Lesya Lysyj – September 30, 2013 - Employment Offer Letter: Compensation and Benefits details

Hire Date	TBD

Base Salary	US $525,000 gross, per annum, less lawful deductions. To be paid bi-weekly, every other Thursday. Salaried position- not overtime eligible.

Annual performance bonus

You will be eligible to earn a bonus in accordance with the Weight Watchers bonus plan. Under the current plan, the bonus target for this position is 60% of Base Salary (25% based on individual performance and 75% based on Corporation performance), which can be over or underachieved depending on performance.

The Corporation performance portion is based on 25% of the Corporation’s overall performance and 75% of the NACO business performance.

In order to be eligible to earn any bonus, you must be employed by October 1st of the bonus year and be an active employee on the date of payment.

You shall receive your 2013 fiscal year performance bonus based on a full year of employment. For purposes of the 2013 performance bonus, the Corporation’s performance and your individual performance ratings shall be no less than 100% of target.

Incentive Equity Award

You will receive an award under the Corporation’s stock incentive plan with an aggregate grant amount value of US$656,250 allocated 75% to stock options and 25% to restricted stock units. The grant amount value will be awarded in two equal installments with the first installment to be granted upon your date of hire and the second installment to be granted as of November 15, 2013. The first installment shall vest proportionately on an annual basis over a 4-year period beginning on the first anniversary of your employment start date and the second installment shall fully vest on the third anniversary of the November grant date.

The exercise price of the stock options will be determined by taking the average closing price of Weight Watchers stock on the grant date and the four (4) trading days that immediately precede that date. The stock options will expire in ten (10) years after the grant date. The number of option shares granted will be determined based on the Black-Scholes value of an option with respect to Weight Watchers common stock one week before the grant date. The number of restricted stock units granted will be determined based on the closing price of Weight Watchers common stock one week before the grant date. Your awards are subject to your continued employment and shall be governed by the Weight Watchers International, Inc.’s stock-based incentive compensation plan documents and relevant agreements.

Annual Equity Program	You will also be eligible to participate in the Corporation’s annual incentive equity award program with an initial target aggregate grant amount value of 125% of Base Salary for fiscal year 2014, allocated 75% to stock options and 25% to restricted stock units; terms and timing to be determined pursuant to a separate Compensation Committee resolution at such time as such annual incentive awards are generally made to executives of the Corporation. You shall also be eligible to participate in any other performance-based equity incentive programs, if any, as may be established from time to time by the Corporation for executives of the Corporation.

Sign On Bonus	You will receive a sign on bonus of US $170,000 payable within thirty (30) days of your employment start date. If you voluntarily resign or are terminated for Cause (as such term is defined in the Weight Watchers International, Inc.’s stock-based incentive compensation plan documents and relevant agreements to be executed in connection with the Incentive Equity Award described above) prior to your one year anniversary, any amount of such bonus received by you shall be repaid by you to the Corporation.

Severance	In the event of termination by the Corporation of your employment other than for Cause (as such term is defined in those certain Terms and Conditions for Employee Stock Awards to be executed in connection with the Incentive Equity Award described above), the Corporation shall pay you twelve (12) months of Base Salary in one lump sum within thirty (30) days of termination and the Corporation shall pay for your continued health coverage under the Corporation-sponsored health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for twelve (12) months following the termination (or such shorter period of time if you obtain alternative health coverage from another employer); provided, however, such Severance shall not be paid in the event termination results from a change in control of the Corporation and benefits or other consideration in connection therewith is payable pursuant to a continuity or other agreement with the Corporation.

Car Allowance	Car allowance of US $1,100 per month

Paid Time Off Policy	You will be entitled to a total of 24 days of Paid Time Off (on a pro-rated basis), and company holidays (subject to local practices).

Health Care, Dental and Vision Plan	Coverage is available under the current plan, in accordance with the terms of the official plan documents. Coverage is effective from your date of hire.

Weight Watchers Savings Plan (WWSP)	You will be eligible to participate in the Weight Watchers 401k plan in accordance with the terms of the official plan documents.

Weight Watchers Exec Profit Sharing Plan (WWEPSP)	You will be eligible to participate in the Non-Qualified Defined Contribution plan, per company policy, in accordance with the terms of the official plan documents.

Life Insurance	You will be eligible for life insurance, in accordance with the Corporation’s policies and the official plan document. Currently you would be eligible for life insurance at two times your annual salary plus optional coverage available at the employee’s expense.

Wellness Allowance	You will be paid $1,000 towards approved wellness or fitness expenses. You will be eligible for this allowance three months after date of hire, and on an annual basis thereafter.

Continuity Agreement	Upon commencement of employment, you will be eligible to enter into a continuity agreement with the Corporation.

Weight Watchers International

675 Ave. of the Americas

New York, NY 10010

Ann R. Hollins

Chief Human Resources Officer

Weight Watchers International. Inc.

675 Avenue of Americas, 6th Floor

New York, NY 10010

This is to confirm my acceptance of the offer of conditional employment presented to me by Weight Watchers International for the position of President, North America (per the offer letter and attachment dated September 30, 2013).

I understand that my employment with Weight Watchers International is at will and that Weight Watchers International may terminate my employment at any time, with or without notice. I understand that I am also free to terminate my employment at any time, for any reason, with or without notice.

My signature below confirms that I understand and agree to the contents of my offer letter (a copy of which I have signed and attached).

I am pleased to accept Weight Watchers International’s offer, and I look forward to working with you.

/s/ Lesya Lysyj	October 7, 2013
Lesya Lysyj	Date